Exhibit 99.2

NEWS BULLETIN	RE:	Crdentia Corp.
FROM:		14114 Dallas Parkway,
Suite 600
Dallas, TX 75254
OTCBB: CRDE

For Further Information:

AT THE COMPANY:	AT FINANCIAL RELATIONS
James D. Durham	BOARD:
Chairman and CEO	Lasse Glassen
972-850-0780	310-854-8313
lglassen@financialrelationsboard.com

FOR IMMEDIATE RELEASE

April 3, 2006

CRDENTIA ANNOUNCES APPOINTMENT OF WILLIAM NYDAM TO BOARD OF DIRECTORS

Nydam Elected Chairman of Company’s Audit Committee

DALLAS – April 3, 2006 – Crdentia Corp. (OTCBB: CRDE), a leading U.S. provider of healthcare staffing services, today announced the unanimous election of William J. Nydam to the Company’s Board of Directors, effective April 3, 2006. Mr. Nydam will also chair Crdentia’s audit committee.

“We are delighted to attract a man of Bill’s stature and expertise to our Board of Directors at this very exciting time in the development of the Company,” said James D. Durham, Crdentia’s Chairman and CEO. “Bill’s decades of leadership as a seasoned executive and hands-on experience in healthcare-related businesses will be invaluable in helping Crdentia position itself for its next phase of growth.”

Mr. Nydam is currently President and Chief Operating Officer of Endocare, Inc., a publicly-traded medical device company. Prior to joining Endocare, Inc., Mr. Nydam was President and Chief Executive Officer of Pulse Metric, Inc., a cardiovascular device company, from September 2001 to December 2002. Mr. Nydam previously served as Senior Vice President for Science Applications International Corporation, an employee-owned research and engineering firm, from September 1999 to August 2001. Prior to that time, Mr. Nydam worked for Premier, Inc., a national alliance of healthcare providers, where he served as Executive Vice President from April 1996 to August 1999, Chief Operating Officer from May 1992 to March 1996 and Senior Vice President and Chief Financial Officer from January 1986 to April 1992. Mr. Nydam holds a B.S. degree in accounting and an M.B.A. from the University of California at Berkeley and is a certified public accountant.

Mr. Nydam replaces the position of former director, Joseph M. DeLuca, who resigned his position on March 31, 2006 after the completion and filing of the Company’s Annual Report on

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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor.The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

Form 10-K, to pursue other interests. The Company thanks Mr. DeLuca for his valued service as a board member for Crdentia and wishes him the best in his new endeavors.

About Crdentia Corp.

Crdentia Corp. is one of the nation’s leading providers of healthcare staffing services. Crdentia seeks to capitalize on an opportunity that currently exists in the healthcare industry by targeting the critical nursing shortage issue. There are many small, private companies that are addressing the rapidly expanding needs of the healthcare industry. Unfortunately, due to their relatively small capitalization, they are unable to maximize their potential, obtain outside capital or expand. By consolidating well-run small private companies into a larger public entity, Crdentia intends to facilitate access to capital, the acquisition of technology, and expanded distribution that, in turn, drive internal growth. For more information, visit www.crdentia.com.

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